Prospectus Supplement No. 1

Filed Pursuant to Rule 424(b)(3)

File No. 333-156035

Prospectus Supplement No. 1

Dated May 5, 2009

To Prospectus Dated May 1, 2009

This prospectus supplement corrects and clarifies the calculation of the maximum shares to be issued or become issuable in relation to the Merger, as defined and discussed in the joint proxy statement/prospectus dated May 1, 2009 (the “Prospectus”).  The Prospectus states that, if the Merger is completed, Inovio Biomedical Corporation will issue, or otherwise allocate for issuance under options, warrants and convertible debt to acquire Inovio common stock, a total of up to 59,995,862 shares of Inovio common stock pursuant to the terms of the Acquisition Agreement.  On page 2 of the section entitled “About This Joint Proxy Statement/Prospectus,” the Prospectus incorrectly indicates that the number of shares issuable in relation to the Merger stated elsewhere in the Prospectus includes the conversion of the maximum potential accrued interest through maturity of the assumed VGX convertible debt.  The referenced 59,995,862 shares to be issued or become issuable in relation to the Merger does not include potential conversion of accrued interest.  Conversion of any accrued and unpaid interest through maturity on the VGX convertible debt could result in issuance of up to an additional 597,621 shares of Inovio common stock, which would increase the total shares of Inovio common stock to be issued or become issuable to former holders of VGX securities in relation to the Merger to 60,593,483 shares.

This prospectus supplement should be read in conjunction with the Prospectus, and this prospectus supplement is qualified in its entirety by reference to the Prospectus, except to the extent that the information herein modifies or supersedes the information contained in the Prospectus.  Except as specifically corrected by this prospectus supplement, the “About This Joint Proxy Statement/Prospectus” section of the Prospectus is not affected by this prospectus supplement.

Before voting, whether you are an Inovio stockholder or a VGX stockholder, you should carefully review all the information contained in this prospectus supplement and the Prospectus, including its annexes and information incorporated by reference.  IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 26 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the transaction described in the Prospectus or determined whether the Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This date of this prospectus supplement is May 5, 2009 and this prospectus supplement is first being mailed to the Inovio stockholders and VGX stockholders on or around May 5, 2009.